Entergy Corporation
639 Loyola Avenue
New Orleans, LA 70113


                                             Exhibit 99.2
News
Release






Date:        June 14, 2002

For Release: Immediate

Contact:     Yolanda Pollard (Media)   Nancy Morovich (Investor Relations)
             (504) 576-4238            (504) 576-5506
             ypollar@entergy.com       nmorovi@entergy.com


              Entergy Affirms 2002 Earnings Guidance;
                 Announces 2003 Earnings Guidance


     New Orleans, La. - Entergy Corporation (NYSE: ETR) announced today that it expects 2003 operational earnings in the range of

$3.75 to $3.95 per share. Entergy also affirmed that it expects

2002 operational earnings per share to be in the range of $3.40 to

$3.60, consistent with its first quarter 2002 earnings release. The company's guidance on 2003 earnings represents 10 percent growth over the midpoint of 2002 guidance, and is at the high end of

Entergy's long-term commitment of 8 to 10 percent average annual earnings growth.

     "The guidance reflects continued strength at our core utility business as well as double-digit growth in the unregulated

businesses," said C. John Wilder, Entergy's chief financial

officer. "Despite challenges in the economic environment, we expect to maintain solid earnings growth through 2003. Our current

estimate for 2003 operational earnings guidance reflects 10 percent growth over 2002 and about 15 percent growth since 1998. Our plan calls for achieving this growth while maintaining our commitment to financial strength."

     Entergy is a major global energy company with power

production, distribution operations and related diversified

services.  Entergy owns, manages, or invests in power plants generating more than 30,000 megawatts of electricity domestically and internationally, and delivers electricity to about 2.6 million customers in portions of Arkansas, Louisiana, Mississippi and

Texas.  Through Entergy-Koch, L.P., it is also a leading provider of wholesale energy marketing and trading services.

                               -30-

            Entergy's online address is www.entergy.com

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Investors are cautioned that forward-looking statements contained herein with respect to the revenues, earnings, performance, strategies, prospects and other aspects of the business of Entergy Corporation or its affiliated companies may involve risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties relating to: the effects of weather, the performance of generating units and transmission systems, the possession of nuclear materials, fuel and purchased power prices and availability, the effects of regulatory decisions and changes in law, litigation, capital spending requirements, and the availability of capital, the onset of competition, the ability to recover net regulatory assets and other potential stranded costs, the effects of recent developments in the California electricity market on the utility industry nationally, advances in technology, changes in accounting standards, corporate restructuring and changes in capital structure, the success of new business ventures, changes in the markets for electricity and other energy-related commodities, including the use of financial and derivative instruments and volatility of changes in market prices, changes in interest rates and in financial and foreign currency markets generally, the economic climate and growth in Entergy's service territories, changes in corporate strategies, actions of rating agencies, and other factors.